As filed with the Securities and Exchange Commission on June 24, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASHINGTON PRIME GROUP INC.

(Exact name of Registrant as specified in its
charter)

Indiana	46-4323686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7315 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of principal executive offices) (Zip Code)

Washington Prime Group, L.P. 2014 Stock Incentive Plan

(Full title of the Plan)

Robert P. Demchak
7315 Wisconsin Avenue
Bethesda, Maryland 20814
(Name and address of agent for service)

(240) 630-0004

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.0001 par value per share, to be issued under the Washington Prime Group, L.P. 2014 Stock Incentive Plan	10,000,000	$19.26	(2)	$192,600,000	(2)	$24,806.88	(2)

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to register any additional securities to be offered or issued in connection with the provisions of the Washington Prime Group, L.P. 2014 Stock Incentive Plan, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)         Pursuant to Rule 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the common stock as reported by the New York Stock Exchange on June 23, 2014.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (the “Registration Statement”) is to register Washington Prime Group Inc. (“WPG,” the “Company” or the “Registrant”) shares of common stock, par value $0.0001 per share (the “Common Shares”), that may be offered pursuant to the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company, are incorporated in this Registration Statement by reference:

1.              The Company’s Registration Statement on Form 10 (Commission File No. 001-36252) initially filed on December 24, 2013, as amended by Amendment No. 1 on February 12, 2014, Amendment No. 2 on March 24, 2014, and Amendment No. 3 on April 21, 2014, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Form 10”);

2.              The Current Report on Form 10-Q filed by the Company with the Commission on June 13, 2014;

3.              The Current Reports on Form 8-K filed by the Company with the Commission on May 20, 2014, May 29, 2014, June 5, 2014 and June 17, 2014;

4.              The description of WPG’s Common Shares included in the Information Statement, filed as Exhibit 99.1 to the Form 10, and any amendments, reports or other filings filed with the Commission for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                                DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Chapter 35 of the Indiana Business Corporation Law (the “IBCL”), directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the breach or failure to perform constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if such individual furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the required standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our amended and restated articles of incorporation and bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the Company.

In addition, we will enter into indemnification agreements with our directors and executive officers providing for the indemnification by us for certain liabilities and advancement of expenses incurred as a result of actions brought, or threatened to be brought, against such parties. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our organizational documents against any and all expenses, liabilities and losses, including, without limitation, investigation expenses and expert witnesses and attorneys’ fees and expenses, judgments, penalties, fines, ERISA excise taxes and amounts paid or to be paid in settlement, actually incurred as a result of acting on our behalf, as a fiduciary or otherwise (net of any related insurance proceeds or other amounts received by an indemnified director or executive officer). We will not be obligated to indemnify a director or executive officer in connection with any claim where such director or executive officer was deemed to have violated applicable law, received illegal payments or profits or that results from the director’s or executive officer’s knowingly fraudulent, dishonest or willful misconduct.

The foregoing is only a general summary of certain aspects of Indiana law and the Company’s amended and restated articles of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the IBCL referenced above and the amended and restated articles of incorporation and bylaws of the Company.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                                                EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.                                                UNDERTAKINGS.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on June 24, 2014.

WASHINGTON PRIME GROUP INC.

By:	/s/ Mark S. Ordan
Mark S. Ordan
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Washington Prime Group Inc. (the “Company”) hereby constitutes and appoints Mark S. Ordan, C. Marc Richards and Robert P. Demchak, Esq., and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and to affix his or her seal to and file with the U.S. Securities and Exchange Commission (or any other governmental or regulatory authority) any and all amendments (including pre-effective and post-effective amendments and Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorney, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 24, 2014:

/s/ Mark S. Ordan
Mark S. Ordan
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ C. Marc Richards
C. Marc Richards
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Richard S. Sokolov
Richard S. Sokolov
Chairman of the Board

/s/ Louis G. Conforti
Louis G. Conforti
Director

/s/ Robert J. Laikin
Robert J. Laikin
Director

David Simon
Director

Jacquelyn Soffer
Director

/s/ Marvin L. White
Marvin L. White
Director

EXHIBIT INDEX

Exhibit No.	Description

4.1

Form of Amended and Restated Articles of Incorporation of Washington Prime Group Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form 10 filed March 24, 2014 (Commission File No. 001-36252)).

4.2

Form of Amended and Restated Bylaws of Washington Prime Group Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form 10 filed March 24, 2014 (Commission File No. 001-36252)).

4.3

Form of Washington Prime Group, L.P. 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 3 to the Company’s Registration Statement on Form 10 filed April 21, 2014 (Commission File No. 001-36252)).

5.1	Opinion of Faegre Baker Daniels LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1).*

24.1	Powers of Attorney (included on signature page).

* Filed herewith.

E-1